      INTRENET, INC.
 STATEMENT RE: COMPUTATION
   OF PER SHARE EARNINGS



                                                     Three Months Ended              Nine Months Ended
                                                     September 30,                   September 30,
                                                   1996            1995            1996            1995
Weighted average shares outstanding                   13,227,338      13,197,728      13,223,448      13,197,728
    during period

Assumed exercise of options and                          153,731         454,286         170,432         512,118
    warrants

Shares assumed for fully diluted earnings             13,381,069      13,652,014      13,393,880      13,709,846
    per share

Earnings for the period:
    ($ in Thousands)

    Net earnings (Loss)                            $        (890)  $         238   $      (2,210)  $       1,169




Earnings per common and common
      equivalent share                             $       (0.07)  $        0.02   $       (0.16)  $        0.09









                                                                                                     Exhibit 11
